EXHIBIT 10.43

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED, OR (II) CONTAINS PERSONALLY IDENTIFIABLE INFORMATION, OMITTED PURSUANT TO ITEM 601(A)(6) UNDER REGULATION S-K.

INDEPENDENT DIRECTOR AGREEMENT

This INDEPENDENT DIRECTOR AGREEMENT is dated November 6, 2024 (the “Agreement”) by and between VOLITIONRX LIMITED, a Delaware corporation (the “Company”), and Timothy Still, an individual resident of the State of California (the “Director”).

WHEREAS, the Board of Directors of the Company (the “Board”) desires to appoint the Director as a member of the Board and as the non-executive Chairman of the Board effective as of November 6, 2024; and

WHEREAS, the Director accepts such appointment and is willing to serve as the non-executive Chairman of the Board on the terms set forth herein and in accordance with the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1. Position. Subject to the terms and provisions of this Agreement, the Director hereby agrees to serve as a member of the Board and as the non-executive Chairman of the Board, provided, however, that the Director’s continued service on the Board shall be subject to any necessary approval by the Company’s stockholders as required by applicable law and the Company’s governing documents.

2. Duties.

a)

During the Directorship Term (as defined herein), the Director shall make reasonable business efforts to attend all Board meetings in person or via conference call, Board and management conference calls as appropriate, serve on appropriate committees as reasonably requested and agreed upon by the Board, make himself or herself available to the Company at mutually convenient times and places, attend external meetings and presentations when agreed on in advance, as appropriate and convenient, and perform such duties, services and responsibilities, and have the authority commensurate to such position.

b)

The Director will use his or her best efforts to promote the interests of the Company and comply with his or her fiduciary duty obligations as imposed by Delaware law. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that his or her responsibilities to such entity must have priority and (ii) may sit on the board of directors of other entities, subject to any limitations set forth by the Sarbanes-Oxley Act of 2002 and limitations provided by any exchange or quotation service on which the Company’s common stock is listed or traded.  Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to such entities and use reasonable business efforts to coordinate his or her respective commitments so as to fulfill his or her obligations to the Company and, in any event, will fulfill his or her legal obligations as a Director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere or conflict with the performance of his or her duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit his or her activities on behalf of (i) any current employer and its affiliates or (ii) the board of directors of any entities on which he or she currently sits.  At such time as the Board receives such notification, subject to compliance with applicable law, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

c)

The Director will at all times act as a fiduciary in the service and best interests of the Company. In addition, the Director agrees to (i) provide all information regarding himself or herself as the Company requires to satisfy its disclosure obligations under applicable securities laws; (ii) timely file with the Securities and Exchange Commission all reports and schedules required of the Director in his or her personal capacity by virtue of his or her relationship with the Company (e.g. Forms 3, 4 and 5 as contemplated by Section 16(a) of the Securities Exchange Act of 1934).

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3. Compensation.

a)

Fees. Subject to adjustment from time to time at the discretion of the Board or a committee designated by the Board, the Director shall receive US$30,000 per quarter. The Fees payable to the Director are inclusive of any duties performed by the individual as a director for any associated companies of the Company. Any cash compensation payable under this Section 3(a) and (b) shall be paid directly into your nominated bank account at the end of each calendar quarter.

b)

Committee Fees. Subject to adjustment from time to time at the discretion of the Board or a committee designated by the Board, the Director shall receive USD $1,000 per day for any services performed as a member of a committee of the Company.

c)	Stock. The Director shall be granted:

i.

Restricted Stock Units (RSUs) to receive four hundred thousand (400,000) shares of the Company’s common stock underlying the RSUs under the terms and conditions of the Company’s 2015 Stock Incentive Plan (the “2015 Plan”), the Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement. Subject to the Director’s continued Service (as defined in the 2015 Plan), the RSUs shall vest in three equal installments at 12 months, at 24 months, and at 36 months from the grant date; and

ii.

RSUs to receive one million (1,000,000) shares of the Company’s common stock underlying the RSUs under the terms and conditions of the Company’s 2024 Stock Incentive Plan (the “2024 Plan”), the Notice of Restricted Stock Unit Award and Restricted Stock Unit Agreement. The RSUs to receive the first five hundred thousand (500,000) shares of common stock shall be eligible to vest six (6) months following the achievement by the Company of a closing price of the Company’s shares of common stock on The NYSE American Market, or the principal securities exchange on which the common stock is then listed for trading (the “Closing Price”), of at least US$2.50 per share for a minimum of thirty (30) consecutive trading days within a 3-year period commencing on the grant date and ending on November 6, 2027, which date shall be no earlier than November 6, 2025. That RSUs to receive the second five hundred thousand (500,000) shares of the Company’s common stock underlying the RSUs shall be eligible to vest upon the Closing Price exceeding US$5.00 per share for a minimum of thirty (30) consecutive trading days within a 3-year period commencing on the grant date and ending on November 6, 2027, which date shall be no earlier than November 6, 2025. In the event the Company undergoes a Change of Control (as defined below), the vesting of these RSUs shall be accelerated to fully-vest the rights to these RSUs provided that the purchase price per share of the Company’s common stock in such transaction exceeds US$2.50 per share; and

iii.

RSUs to receive three hundred thousand (300,000) shares of the Company’s common stock underlying the RSUs on an annual basis, the vesting which will be subject to the timely achievement by the Company, or one of its affiliates, of certain corporate goals as determined by the Board or a designated committee in its absolute discretion and upon the terms and conditions set forth in the award agreement and, if applicable, the governing plan. The grant of these annual RSUs shall be subject to the availability of shares under the governing plan, and be made concurrently with the grant of RSUs, on equivalent terms, to the other members of the Board.

For purposes of this Agreement, “Change of Control” shall mean the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

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Notwithstanding the foregoing, if the Director ceases to be a member of Board at any time during the vesting period for any reason (such as resignation, withdrawal, death, disability or any other reason), then any unvested shares shall be irrefutably forfeited. The Director agrees that all shares of the Company’s stock held by the Director shall be subject to any “lock up” agreement required to be signed by the Company’s officers in connection with any financing.

d)

Independent Contractor. The Director’s status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under this Section 3 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging all tax or other obligations associated therewith.

e)

Expense Reimbursements. During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. The Company also agrees to pay the Director up to $5,000 for fees and expenses of legal counsel and other out-of-pocket expenses incurred in connection with the negotiation and execution of this Agreement.

4. Directorship Term. The “Directorship Term,” as used in this Agreement, shall mean the period from the commencement of your appointment as a Director of the Company and terminating on the earliest of the following to occur (subject to compliance with applicable laws): (a) the death of the Director; (b) the termination of the Director from his or her membership on the Board by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the vote of the stockholders of the Company in accordance with applicable law and the terms of the Company’s governing documents, (d) the failure of the stockholders to re-elect the Director; (e) the resignation by the Director from the Board; or (f) upon the Director becoming prohibited by law from acting as director.

5. Director’s Representation and Acknowledgment. The Director represents to the Company that his or her execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that he or she may have with or to any person or entity, including without limitation, any prior or current employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any employee or stockholder of the Company or any of their respective affiliates with regard to this Agreement.

6. Director Covenants.

a)

Unauthorized Disclosure. The Director agrees and understands that in the Director’s position with the Company, the Director will have has been and will be exposed to and receive information relating to the confidential affairs of the Company, including, but not limited to, technical information, business and marketing plans, strategies, customer information, other information concerning the Company’s products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company, or use such information for his or her own benefit or for the benefit of any third person; provided, however, that the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. Upon termination of the Directorship Term, the Director will promptly return to the Company and/or destroy at the Company’s direction all property, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, technical data, other product or document, and any summary or compilation of the foregoing, in whatever form, including, without limitation, in electronic form, which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director’s position with the Company during or prior to the Directorship Term.

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b)

Non-Compete. It is accepted and acknowledged that the Director may have business interests other than those of the Company and has declared any conflicts that are apparent at present. In the event that the Director becomes aware of any potential conflicts of interest, these will be disclosed to the Board and CEO as soon as apparent.

c)

Insider Trading Guidelines. Director agrees to execute and comply at all times with the Company’s Insider Trading Guidelines as well as any other policies adopted by the Company that are applicable to directors.

d)

Remedies. The Director agrees that any breach of the terms of this Section 6 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages or paying a bond, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, but not limited to, the recovery of damages from the Director.

e)

Survival. The provisions of this Section 6 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 6.

7. Indemnification. The Company agrees to indemnify the Director for his or her activities as a member of the Board to the fullest extent permitted under applicable law and its governing documents. The Director agrees to enter into the Company’s standard indemnification agreement.

8. Directors and Officers Insurance. The Company currently maintains an insurance policy under which the directors and officers of the Company are insured, subject to the limits of the policy, against certain losses arising from claims made against such directors and officers by reason of any acts or omissions covered under the policy in their respective capacities as directors or officers of the Company, including certain liabilities under securities laws. The Company agrees to use commercially reasonable efforts to keep such insurance policy or a reasonable equivalent policy in full force and effect.

9. Non-Waiver of Rights. The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party hereto of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party hereto to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

10. Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

VolitionRx Limited

1489 West Warm Springs Road, Suite 110

Henderson, NV 89014

United States of America

Attn: Cameron Reynolds

Email: notice@volition.com

If to the Director:

Timothy Still

[***]

[***]

[***]

Email: [***]

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Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

11. Binding Effect/Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, the Director shall not assign all or any portion of this Agreement without the prior written consent of the Company.

12. Entire Agreement. This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13. Severability. If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without reference to the principles of conflict of laws. The Delaware courts have non-exclusive jurisdiction to settle any dispute and the parties submit to the non-exclusive jurisdiction of the Delaware courts; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

15. Legal Fees. The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a “Dispute”), shall reimburse the prevailing party for reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute if the Director’s position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

16. Modifications. Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

17. Tense and Headings. Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

18. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set his hand, on the day and year first above written

VOLITIONRX LIMITED

/s/ Cameron Reynolds
Cameron Reynolds
Chief Executive Officer and Director

DIRECTOR

/s/ Timothy Still
Timothy Still

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